SECURITIES AND EXCHANGE COMMISSION

                               Washington, D. C. 20549


                                      FORM 8-K


                                   CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): December 9, 1999



                            HVIDE MARINE INCORPORATED
             (Exact name of registrant as specified in its charter)


                                                                 Applied
        Delaware                       0-28732                     for
         (State or other           (Commission File            (IRS Employer
         jurisdiction of               Number)              Identification No.)
         incorporation)


        2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida      33316
                 (Address of principal executive offices)            (Zip Code)



        Registrant's telephone number, including area code: 954-524-4200



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Item 3.  Bankruptcy or Receivership.

         On December 9, 1999, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") confirmed the First Amended Joint Plan of Reorganization (the "Plan") proposed by Hvide Marine Incorporated (the "Company") and its subsidiary and affiliate debtors in their proceedings under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") (Case No. 99-3024(PJW)). For additional information, see the Company's Current Reports on Form 8-K dated September 21 and October 12, 1999, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (the "Third Quarter 10-Q").

         The Plan provides that holders of the Company's 8-3/8% Senior Notes due 2008 will exchange their Senior Notes for 9,800,000 shares of common stock of the reorganized Company ("Reorganized HMI"), representing 98% of its common equity; holders of the Trust Convertible Preferred Securities issued by a subsidiary of the Company will receive 200,000 shares of common stock of Reorganized HMI, representing 2% of its common equity, as well as warrants to purchase an additional 125,000 shares; and holders of the Company's Common Stock will receive warrants to purchase 125,000 shares of common stock of Reorganized HMI. The warrants will be exercisable at $38.49 per share and will have a term of four years. In addition, warrants to purchase 6.75% of the common stock of Reorganized HMI are to be issued in connection with the new senior secured second lien notes described below; such warrants are expected to have a nominal purchase price and a term of seven and one-half years. The Plan also provides that general and trade creditors will be paid in full.

         In connection with the Plan, the Company has obtained exit financing facilities totaling $320 million from a group of financial institutions with Deutsche Bank Securities, Inc. acting as lead arranger and book manager, Bankers Trust Company acting as the administrative agent and MeesPierson Capital Corp. acting as the syndication agent and co-arranger. The closing of such financing occurred on December 15, 1999. The facilities consist of $200 million in term loans, a $25 million revolving credit facility, and $95 million of the Company's 12-1/2% Senior Secured Notes due 2007. The proceeds from these facilities will used to refinance borrowings under the Company's debtor-in-possession credit facility and to pay administrative and other fees and expenses, and to provide for future working capital.

         Consummation of the Plan is subject to various conditions that are expected to occur by year-end 1999. However, there can be no assurance that the Plan will be consummated, by that time or at all.

         Information regarding the number of shares of the Company outstanding appears in the Plan (filed as an exhibit to the Third Quarter 10-Q), which is incorporated by reference herein. No shares of the Company or of Reorganized HMI have been or are to be reserved for future issuance in respect of claims and interests filed and allowed under the Plan.

         Information as to the assets and liabilities of the Company appears in the Plan and in the Third Quarter 10-Q.

         The above discussion is qualified in its entirety by reference to the Plan (including the Supplement





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thereto  appended  to the Order of the  Bankruptcy  Court filed as an exhibit to this Report and incorporated by reference herein).

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         The following is being filed as an exhibit to this Report:

          4.1 Indenture for the 12 1/2% Senior Secured Notes due 2007, dated December 15, 1999 among Hvide Marine Incorporated as the Issuer, the Subsidiary Guarantors named therein, State Street Bank and Trust Company as the Trustee and Bankers Trust Company as the Collateral Agent.

         4.2 Warrant Agreement, dated December 15, 1999, between Hvide Marine Incorporated and State Street Bank and Trust Company as Warrant Agent.

         10.1 Credit Agreement, dated December 15, 1999, among Hvide Marine Incorporated, Bankers Trust Company as Administrative Agent, Deutsche Bank Securities Inc. as Lead Arranger and Book
                  Manager, Meespierson Capital Corp. as Syndication Agent and Co-Arranger and the various persons from time to time parties to the agreement as Lenders.

         10.2 Common Stock Registration Rights Agreement, dated December 15, 1999, among Hvide Marine Incorporated, Bankers Trust
                  Corporation and Great American Life Insurance Company, Great American Insurance Company, New Energy Corp., American Empire Surplus Lines Insurance Company, Worldwide Insurance Company and American National Fire Insurance Company as Purchasers.

         10.3 Registration Rights Agreement for the 12 1/2% Senior Secured Notes due 2007, dated December 15, 1999, among Hvide Marine Incorporated, Bankers Trust Corporation and Great American Life Insurance Company, Great American Insurance Company, New Energy Corp., American Empire Surplus Lines Insurance Company, Worldwide Insurance Company and American National Fire Insurance Company as Purchasers.

         99.1 Order, dated December 9, 1999, of the United States Bankruptcy Court for the District of Delaware, confirming the First Amended Joint Plan of Reorganization in In re: Hvide Marine Incorporated, et al., Case No. 99-3024 (PJW), including the Supplement to such Plan.







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                                    SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned thereunto duly authorized.


                                         HVIDE MARINE INCORPORATED
                                                 (Registrant)



                                         By: /s/ John H. Blankley
                                                 John H. Blankley
                                                 Executive Vice President and
                                                 Chief Financial Officer

Dated: December 27, 1999